-*                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 -------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                      Wells-Gardner Electronics Corporation
                      -------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    949765101
                                 --------------
                                 (CUSIP Number)



                                January 26, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                    -------

                                  SCHEDULE 13G

CUSIP No. 949765101
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.
       13-3270745
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                                  5)     SOLE VOTING POWER

       NUMBER                            207,770
       OF                       ------------------------------------------------
       SHARES                     6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                          None
       EACH                     ------------------------------------------------
       REPORTING                  7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                              207,770
                                ------------------------------------------------
                                  8)     SHARED DISPOSITIVE POWER

                                         None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       207,770
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.1%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 949765101
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Judy Finger
       ###-##-####
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                 5)     SOLE VOTING POWER

       NUMBER                           172,145
       OF                      -------------------------------------------------
       SHARES                    6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                         None
       EACH                    -------------------------------------------------
       REPORTING                 7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                             172,145
                               -------------------------------------------------
                                 8)     SHARED DISPOSITIVE POWER

                                        103,610
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       275,755
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 949765101
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Douglas Topkis
       ###-##-####
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          5,250
       OF                      -------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        None
       EACH                    -------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            5,250
                               -------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       104,160
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       109,410
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.6%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

Wells-Gardner Electronics Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

9500 West 55th Street, Suite A
McCook, Illinois  60525-3605

Item 2(a).  Name of Person Filing:

(1)   First New York Securities L.L.C. ("FNYS")

(2) Judy Finger. Ms. Finger is employed by and trades securities of the issuer for the proprietary account of FNYS.

(3) Douglas Topkis. Mr. Topkis is employed by and trades securities of the issuer for the proprietary account of FNYS.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

(1)   First New York Securities L.L.C.:   850 Third Avenue, 17th Floor
                                          New York, NY  10022

(2)   Judy Finger:                        50 West 67th St., Apt. 4H
                                          New York, NY  10023

(3)   Douglas Topkis:                     43 West 64th St., Apt. 8A
                                          New York, NY  10023

Item 2(c).  Citizenship:

(1)   First New York Securities L.L.C.:   New York

(2)   Judy Finger:                        United States

(3)   Douglas Topkis:                     United States

Item 2(d).  Title of Class of Securities:

Common Stock, par value $1.00 per share

Item 2(e).  CUSIP Number:

949765101

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned:(1)

                        (1)   First New York Securities L.L.C.:   207,770

                        (2)   Judy Finger:                        275,755

                        (3)   Douglas Topkis:                     109,410



             (b)        Percent of class:

                        (1)   First New York Securities L.L.C.:   3.1%

                        (2)   Judy Finger:                        4.0%

                        (3)   Douglas Topkis:                     1.6%


----------------------
(1) Percentages based on 6,811,147 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended March 31, 2004.

             (c)        Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   207,770

                        (2)   Judy Finger:                        172,145

                        (3)   Douglas Topkis:                       5,250



                   (ii) Shared power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Judy Finger:                        0

                        (3)   Douglas Topkis:                     0

                   (iii) Sole power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   207,770

                        (2)   Judy Finger:                        172,145

                        (3)   Douglas Topkis:                       5,250

                  (iv)  Shared power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Judy Finger:                        103,610(2)

                        (3)   Douglas Topkis:                     104,160(2)

Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

See Item 2(a) above.

Item 9.     Notice of Dissolution of Group.

Not Applicable.


--------------------------
(2) Shares owned by First New York Securities L.L.C. as to which the reporting person may be deemed to share dispositive power.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: July 20, 2004                 FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                       --------------------------------
                                       Name:  Mario Maugeri
                                       Title: Director of Operations


                                    /s/ Judy Finger
                                    -----------------------------------
                                    Judy Finger


                                    /s/ Douglas Topkis
                                    -----------------------------------
                                    Douglas Topkis

                                                                       Exhibit 1

                            AGREEMENT OF JOINT FILING


      Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of July 20, 2004.



                                    FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                       ----------------------------------
                                       Name:  Mario Maugeri
                                       Title: Director of Operations


                                    /s/ Judy Finger
                                    -------------------------------------
                                    Judy Finger


                                    /s/ Douglas Topkis
                                    -------------------------------------
                                    Douglas Topkis